Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 17, 2010) — Cortex Pharmaceuticals, Inc. (OTCBB (CORX)) reported net income of approximately $5,596,000, or $0.08 per share for the quarter ended March 31, 2010 compared with a net loss of $3,168,000, or $0.07 per share for the corresponding prior year period, with the difference reflecting revenues from the Company’s March 2010 transaction with Biovail Laboratories International SRL (Biovail).

As announced, in March 2010 Cortex sold its rights to CX717 and certain other AMPAKINE compounds to Biovail as a potential treatment for respiratory depression and vaso-occlusive crises associated with sickle cell disease. The transaction with Biovail includes a purchase price of up to $10,000,000 and milestone payments of up to $15,000,000 based upon defined clinical development of the subject AMPAKINE compounds.

The Company received $9,000,000 of the $10,000,000 purchase price from Biovail upon execution of the asset purchase agreement and will receive an additional $1,000,000 upon the later of the completion of the specified transfer plan or September 25, 2010.

As a result of the Biovail transaction, Cortex retains its rights to the majority of its AMPAKINE compounds for indications that have historically been a focus of the Company’s portfolio, including the treatment of neurodegenerative diseases and psychiatric disorders.

The Company’s operating expenses for the quarter ended March 31, 2010 reflect costs related to the completed transaction with Biovail, nearly offset by savings from the reduction in force that the Company implemented in mid-March 2009 and the timing of clinical development expenses for AMPAKINE CX1739.

Cortex continues to conduct its proof-of-concept Phase IIa clinical study with CX1739 in patients with moderate-to-severe sleep apnea. Earlier financial constraints limited the timing of the study and related patient enrollment. The Company now anticipates receiving top-line results from this study by late summer 2010 and is preparing to initiate a Phase IIa trial with CX1739 in adults with ADHD in the next few months.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and sleep apnea. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$9,000	$—
Operating expenses (A):
Research and development	1,624	2,115
General and administrative	1,708	1,068

Total operating expenses	3,332	3,183

Income (loss) from operations	5,668	(3,183)
Interest (expense) income, net	(72)	15

Net income (loss)	$5,596	$(3,168)

Net income (loss) per share, basic and diluted	$0.08	$(0.07)

Shares used in computing per share amounts Basic and diluted	68,413	47,615

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$32	$84
General and administrative	84	69

	$116	$153

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2010 (Unaudited)	December 31, 2009
Assets:
Cash and cash equivalents	$7,929	$226
Other current assets	218	20

	8,147	246
Furniture, equipment and leasehold improvements, net	314	383
Other	89	77

Total assets	$8,550	$706

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$2,794	$2,223
Non-current liabilities	1,348	11
Stockholders’ equity (deficit)	4,408	(1,528)

Total liabilities and stockholders’ equity (deficit)	$8,550	$706

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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